Exhibit 99.1

PORTA SYSTEMS

CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED JUNE 30, 2004

Syosset, NY – August 12, 2004 – Porta Systems Corp. (OTCBB:PYTM) today reported an operating income for the quarter ended June 30, 2004 of $683,000 compared to an operating loss of $963,000 for the quarter ended June 30, 2003. The Company recorded net income of $320,000, $0.03 per share (basic and diluted), for the quarter ended June 30, 2004, versus a net loss of $1,041,000, $(0.10) per share (basic and diluted), for the quarter ended June 30, 2003.

The Company reported an operating income for the six months ended June 30, 2004 of $1,834,000 compared to an operating loss of $2,097,000 for the six months ended June 30, 2003. The Company recorded net income of $1,148,000, $0.12 per share (basic and diluted), for the six months ended June 30, 2004, versus a net loss of $2,467,000, $(0.25) per share (basic and diluted) for the six months ended June 30, 2003.

Sales for all units were $6,272,000 for the quarter ended June 30, 2004, versus $3,964,000 for the quarter ended June 30, 2003, an increase of approximately 58%. Copper Connection/Protection sales were $4,427,000 for the quarter ended June 30, 2004, versus $2,071,000 for the comparable quarter of 2003, an increase of 114%. The increase for the quarter primarily reflects higher sales volume to British Telecommunications and, to a lesser extent, increased sales to our domestic and other international customers. Signal Processing sales for the quarter ended June 30, 2004 were $1,289,000 versus $1,006,000 for the quarter ended June 30, 2003, an increase of 28%. This increase in revenue resulted from our ability to ship orders from backlog on a more timely basis and better cash flow from our operations. OSS sales were $536,000 for the quarter ended June 30, 2004, versus $677,000 for the quarter ended June 30, 2003, a decrease of 21%. The decreased OSS revenue from the prior year’s second quarter resulted from a lower level of new contracts resulting from the reduction in the scope of our OSS operations and marketing effort.

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Exhibit 99.1

Porta Systems Corp. Press Release	Page 2
August 12, 2004

Sales for all units were $14,372,000 for the six months ended June 30, 2004, versus $8,338,000 for the six months ended June 30, 2003, an increase of 72%. Copper Connection/Protection sales for the six months ended June 30, 2004 were $10,399,000, versus $4,232,000 for the six months ended June 30, 2003, an increase of 146%. This growth is primarily attributed to increased sales to British Telecommunications. Signal Processing sales for the six months ended June 30, 2004 were $2,591,000 versus $2,071,000 for the six months ended June 30, 2003, an increase of 25%. This increase in Signal sales for the six months resulted from our ability to ship orders from backlog on a more timely basis and better cash flow from our operations than in the comparable period of 2003. OSS sales were $1,346,000 for the six months ended June 30, 2004 versus $1,590,000 for the six months ended June 30, 2003, a decrease of 15%. The decreased OSS sales during the quarter resulted from a lower level of new contracts resulting from the reduction in the scope of our OSS operations and marketing effort

The overall gross margin for all business units was 38% for the quarter ended June 30, 2004, compared to 27% for the quarter ended June 30, 2003. Gross margin for the six months ended June 30, 2004 was 38% compared to 25% for the six months ended June 30, 2003. The increase in the gross margin reflects better absorption of manufacturing overhead created by the increase in our Copper Connection/Protection and Signal business units and reduced OSS costs, all of which enabled us to operate more efficiently than in the comparable periods of 2003.

Operating expenses for the quarter and six months ended June 30, 2004 decreased by $346,000 (17%) and by $494,000 (12%), respectively, when compared to last year’s quarter and six months. The decreases, for both periods, relate primarily to the scaleback of our OSS division.

Interest expense increased for the quarter and the six months by $17,000 (5%) and $33,000 (5%), respectively.

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and six months, with operating income of $1,120,000 and $2,755,000 respectively for the quarter and six months. The Signal Processing unit operated profitably during the quarter and six months of 2004, with operating income of $580,000 and $1,036,000, respectively. The OSS unit incurred operating losses of $602,000 and $900,000 for the quarter and six months of 2004, respectively.
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Exhibit 99.1

Porta Systems Corp. Press Release	Page 3
August 12, 2004

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2003 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended June 30, 2004. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Exhibit 99.1 Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Six months ended June 30,
(in thousands except per share amounts)

	Quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Sales	$6,272	$3,964	$14,372	$8,338

Gross profit	2,367	1,067	5,497	2,060

Total operating expenses	1,684	2,030	3,663	4,157

Operating income (loss)	683	(963)	1,834	(2,097)

Interest expense, net	(337)	(320)	(660)	(626)

Other income (loss)	—	(26)	—	(26)

Income (loss) before income taxes	346	(1,309)	1,174	(2,749)

Income tax benefit (expense)	(26)	268	(26)	282

Net income (loss))	$320	$(1,041)	$1,148	$(2,467)

Per share data:

Basic per share amounts:

Net income (loss) per share	$0.03	$(0.10)	$0.12	$(0.25)

Weighted average shares
Outstanding	9,972	9,972	9,972	9,972

Diluted per share amounts:

Net income (loss) per share	$0.03	$(0.10)	$0.12	$(0.25)

Weighted average shares outstanding	9,972	9,972	9,972	9,972

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